UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/08/2005

Century Aluminum Company
(Exact name of registrant as specified in its charter)

Commission File Number:  000-27918

DE	13-3070826
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2511 GARDEN ROAD, BUILDING A SUITE 200, MONTEREY , CA 93940
(Address of principal executive offices, including zip code)

(831) 642-9300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On December 14, 2005, Century Aluminum Company (the "Company") filed a Form 8-K (the "Original 8-K") with the Securities and Exchange Commission. This amendment to the Original 8-K restates the information presented under the heading "COMPENSATION FOR CHAIRMAN OF THE BOARD" in Item 1.01 thereof to amend certain dates presented therein:

On December 8, 2005, the Committee approved the compensation to be paid to Craig A. Davis for his continued service as Chairman of the Board of Directors following his retirement as the Company's Chief Executive Officer and President. For the period from January 1, 2006 to June 30, 2006, Mr. Davis will receive $250,000 for his services. Thereafter, he will receive an annual retainer of $100,000 for his services. In addition, beginning July 1, 2006, as a non-employee director Mr. Davis will receive a fee of $2,000 for each Board or Board Committee meeting attended and will be reimbursed for his travel and other expenses incurred in attending Board and Board Committee meetings. Under the Company's Amended and Restated 1996 Stock Incentive Plan, non-employee directors continuing in office after the annual meeting of stockholders each year receive options to purchase 3,000 shares of the Company's common stock at an exercise price equal to the market price of such shares on the date of the grant.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In Item 5.02 of the Original 8-K, the Company announced, among other things, that Logan W. Kruger had assumed the positions of President and Chief Executive Officer of the Company. This amendment to the Original 8-K hereby supplements Item 5.02 thereof to announce that the Company's board of directors elected Mr. Kruger to serve as a member of the board on December 13, 2005. Mr. Kruger is not presently expected to be named to serve on any committee of the board of directors. The Company is not aware of any relationship or transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Century Aluminum Company

Date: December 15, 2005	By:	/s/ Peter C. McGuire
Peter C. McGuire
Vice President and Assistant General Counsel